FORM OF	(d)(3)(iii)

May 1, 2013

ING Series Fund, Inc.

ING Strategic Allocation Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“IIL”), the adviser to ING Capital Allocation Fund (“Capital Allocation Fund”), formerly ING Strategic Allocation Conservative Fund, a series of ING Series Fund, Inc., and ING Strategic Allocation Conservative Portfolio, ING Strategic Allocation Growth Portfolio, and ING Strategic Allocation Moderate Portfolio, each a series of ING Strategic Allocation Portfolios, Inc. (the latter three, collectively, the “Strategic Allocation Portfolios,” and altogether, collectively, the “Funds”), agrees that IIL shall, from October 1, 2013 through October 1, 2014 with respect to Capital Allocation Fund, and from May 1, 2013 through May 1, 2014 with respect to the Strategic Allocation Portfolios, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Funds shall be reflected as below:

Name of Fund	Maximum Operating Expense Limit[1] (AS A PERCENTAGE OF AVERAGE NET ASSETS)
	Class A	Class B	Class C	Class I	Class O	Class S

ING Capital Allocation Fund (formerly, ING Strategic Allocation Conservative Fund) Term Expires October 1, 2014	1.15%	1.90%	1.90%	0.90%	1.15%	N/A

ING Strategic Allocation Moderate Portfolio Term Expires May 1, 2014	N/A	N/A	N/A	0.70%	N/A	0.95%

ING Strategic Allocation Growth Portfolio Term Expires May 1, 2014	N/A	N/A	N/A	0.71%	N/A	0.96%

7337 East Doubletree Ranch Road Suite 100 Scottsdale, AZ 85258-2034 www.ingfunds.com	Tel: 480.477.3000 Fax: 480.477.2700	ING Investments, LLC

ING Strategic Allocation Conservative Portfolio Term Expires May 1, 2014	N/A	N/A	N/A	0.65%	N/A	0.90%

1  These operating expense limits take into account operating expenses incurred at the underlying Fund level.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of ING Series Fund, Inc. and ING Strategic Allocation Portfolios, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

ING Investments, LLC

By:
Todd Modic
Senior Vice President

Accepted:

By:
Kimberly A. Anderson
Senior Vice President
ING Series Fund, Inc.
ING Strategic Allocation Portfolios, Inc.